Exhibit 10.4

I-Mab

2020 SHARE INCENTIVE PLAN

ARTICLE I.

PURPOSE

The purpose of the Plan is to promote the success and enhance the value of I-MAB, an exempted company formed under the laws of the Cayman Islands (the “Company”), by linking the personal interests of Service Providers to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s shareholders. Capitalized terms used in the Plan are defined in Article XI below

ARTICLE II.

ELIGIBILITY

Service Providers of the Company, including Directors, Employees, Consultants and other service providers that the Administrator deems appropriate, are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1    Administration. The Plan will be administered by the Administrator. The Administrator shall have authority to determine which Service Providers will receive Awards, to grant Awards and to set all terms and conditions of Awards (including, but not limited to, vesting, exercise and forfeiture provisions). In addition, the Administrator shall have the authority to take all actions and make all determinations contemplated by the Plan and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Administrator may correct any defect or ambiguity, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem necessary or appropriate to carry the Plan and any Awards into effect, as determined by the Administrator. The Administrator shall make all determinations under the Plan in the Administrator’s sole discretion and all such determinations shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

3.2    Appointment of Committees. To the extent permitted by Applicable Laws and the Sixth Amended and Restated Memorandum and Articles of Association of the Company (as may be further amended and/or restated from time to time, the “Articles”), the Board may delegate any or all of its powers under the Plan to one or more Committees. The Board may abolish any Committee at any time and re-vest in itself any previously delegated authority.

ARTICLE IV.

SHARES AVAILABLE FOR AWARDS

4.1    Number of Shares. Subject to Article VIII, the maximum aggregate number of Shares which may be issued pursuant to all Awards shall be 10,760,513 Ordinary Shares; provided that the maximum number of Shares may be issued pursuant to Awards in the form of Restricted Share Units under this Plan shall not exceed 7,686,081 Ordinary Shares. If any Award expires or lapses or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, in any case in a manner that results in any Ordinary Shares covered by such Award not being issued or being so reacquired by the Company, the unused Ordinary Shares covered by such Award shall again be available for the grant of Awards under the Plan.

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4.2    Shares Distributed. Any Shares distributed pursuant to an Award may consist in whole or in part, of authorized and unissued Shares, treasury Shares (subject to Applicable Laws) or Shares purchased on the open market. Additionally, at the discretion of the Administrator, any Shares distributed pursuant to an Award may be represented by American Depository Shares.

ARTICLE V.

SHARE OPTIONS

5.1    General. The Administrator may grant Options to any Service Provider. Each Option covers one Ordinary Share. The exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including, without limitation, conditions relating to Applicable Laws, as it considers necessary or advisable.

5.2    Exercise Price. The exercise price per Share subject to an Option shall be determined by the Administrator and set forth in the Award Agreement which may be a fixed price or a variable price related to the Fair Market Value of the Shares. The exercise price per Share subject to an Option may be amended or adjusted in the absolute discretion of the Administrator, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, to the extent not prohibited by Applicable Laws or any exchange rule, a downward adjustment of the exercise prices of Options mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the affected Service Providers.

5.3    Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Administrator may specify, provided that the term of any Option shall not exceed ten years.

5.4    Vest Schedule for Options. Subject to the Plan, the Options shall vest in 4 years in accordance with the following schedule, unless otherwise determined by the Administrator:

(a)    a vesting of twenty five percent (25%) of the Option on the first (1st) anniversary of the Adoption Date;

(b)    a vesting of twenty five percent (25%) of the Option on the second (2nd) anniversary of the Adoption Date;

(c)    a vesting of twenty five percent (25%) of the Option on the third (3rd) anniversary of the Adoption Date; and

(d)    a vesting of the remaining twenty five percent (25%) of the Option on the fourth (4th) anniversary of the Adoption Date.

5.5    Performance Conditions of Vesting. No performance conditions shall be set for Options, unless the Administrator otherwise determined.

5.6    Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise, in a form approved by the Administrator (which may be an electronic form), signed by the person authorized to exercise the Option, together with payment in full (i) as specified in Section 5.6 hereof for the number of shares for which the Option is exercised and (ii) as specified in Section 9.5 hereof for any applicable withholding taxes. Unless otherwise determined by the Administrator, an Option may not be exercised for a fraction of an Ordinary Share.

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5.7    Payment Upon Exercise. The Administrator shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation (i) cash or check denominated in U.S. Dollars, (ii) to the extent permissible under the Applicable Laws, cash or check in Chinese Renminbi, (iii) cash or check denominated in any other local currency as approved by the Administrator, (iv) Shares held for such period of time as may be required by the Administrator in order to avoid adverse financial accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (v) after the trading date the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (vi) other property acceptable to the administrator with a Fair Market Value equal to the exercise price, or (vii) any combination of the foregoing. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act.

5.8    ISO. ISO may be granted to employees of the Company or a subsidiary of the Company. ISO may not be granted to employees of a related entity or to independent directors or consultants. The terms of any ISO granted pursuant to the Plan, in addition to the requirements of Section 5, must comply with the following additional provisions of this Section 5.8:

(a)    Individual Dollar Limitation. The aggregate fair market value (determined as of the time the Option is granted) of all Shares with respect to which ISOs are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that ISOs are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Share Options.

(b)    Exercise Price. The exercise price of an ISO shall be equal to the fair market value on the date of grant. However, the exercise price of any ISO granted to any individual who, at the date of grant, owns Shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company or any parent or subsidiary of the Company may not be less than 110% of fair market value on the date of grant and such Option may not be exercisable for more than five years from the date of grant.

(c)    Transfer Restriction. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an ISO within (i) two years from the date of grant of such ISO or (ii) one year after the transfer of such Shares to the Participant.

(d)    Expiration of ISOs. No Award of an ISO may be made pursuant to this Plan after the tenth anniversary of the Adoption Date.

(e)    Right to Exercise. During a Participant’s lifetime, an ISO may be exercised only by the Participant.

ARTICLE VI.

RESTRICTED SHARE UNITS

6.1    General. The Administrator may grant Restricted Share Units to any Service Provider, subject to the right of the Company to require forfeiture of such shares as issued at no cost in the event that conditions specified by the Administrator in the applicable Award Agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Administrator for such Award.

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6.2    Vest Schedule for Restricted Share Unit Award. The Administrator may, in connection with the grant of Restricted Share Units, condition the vesting thereof upon the continued service of the Participant, upon the Participant’s performance of duties, upon the attainment of specified Performance Conditions during an applicable period or upon any other basis determined by the Administrator in its sole discretion. An Award of Restricted Share Units shall be settled as and when the Restricted Share Units vest or at a later time specified by the Administrator or in accordance with an election of the Participant, if the Administrator so permits. Except as otherwise set forth in an Award Agreement for Restricted Share Units, prior to the settlement of a Restricted Share Unit Award in Shares (including Restricted Shares), a Participant shall have no rights as a shareholder of the Company with respect to the Shares subject to such Award; provided, however, that the Award Agreement may specify whether the Participant shall be entitled to receive dividend equivalents, and, if determined by the Administrator, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of Shares subject to the Award of Restricted Stock Units, provided that any dividend equivalents with respect to Restricted Stock Units subject to performance-based vesting conditions shall be subject to the same vesting conditions as the underlying award. Subject to the Plan, any Restricted Share Units granted to a Participant under this Plan shall vest in according with the following schedule, unless otherwise determined by the Administrator:

(a)	1/3 of the awarded Restricted Share Units shall vest based on following time attribution:

i.	a vesting of twenty five percent (25%) of the time attribution based Restricted Share Units on the first (1st) anniversary of the Adoption Date;

ii.	a vesting of twenty five percent (25%) of the time attribution based Restricted Share Units on the second (2nd) anniversary of the Adoption Date;

iii.	a vesting of twenty five percent (25%) of the time attribution based Restricted Share Units on the third (3rd) anniversary of the Adoption Date; and

iv.	a vesting of the remaining twenty five percent (25%) of the time attribution based Restricted Share Units on the fourth (4th) anniversary of the Adoption Date.

(b)

1/3 of the awarded Restricted Share Units shall vest based on the Company’s weighted average market value during the last 30 days prior to the Initial Vesting Date, the terms and conditions of which are set forth in the Award Agreement.

For the avoidance of doubt, in the event that dilution of additional share issuance occurs, the market value targets herein shall be adjusted accordingly with the proportion of additional share issuance. In the event that the average market value of SP500 falls by more than 20% from the date of grant, it shall be deemed as a decline of the market, and the Administrator shall adjust the vesting schedule as appropriate.

(c)	1/3 of the awarded Restricted Share Units shall vest based on the Performance Conditions:

i.	a vesting of twenty percent (20%) of the Performance Conditions based Restricted Share Units if one (1) of the Performance Conditions has been met at the Initial Vesting Date;

ii.	a vesting of forty percent (40%) of the Performance Conditions based Restricted Share Units if two (2) of the Performance Conditions have been met at the Initial Vesting Date;

iii.	a vesting of sixty percent (60%) of the Performance Conditions based Restricted Share Units if three (3) of the Performance Conditions have been met at the Initial Vesting Date;

iv.	a vesting of eighty percent (80%) of the Performance Conditions based Restricted Share Units if four (4) of the Performance Conditions have been met at the Initial Vesting Date; and

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v.	a vesting of all of the Performance Conditions based Restricted Share Units if more than five (5) of the Performance Conditions have been met at the Initial Vesting Date.

6.3    Accelerated Vesting. Notwithstanding the foregoing, if the Company’s weighted average market value during the last 30 days prior to the Initial Vesting Date reaches US$2 billion or above, and to the extent such Restricted Share Units have been granted and outstanding, any such Restricted Share Unit (except for those are based on time attribution) shall vest in full with immediate effect, inure to the benefit of the related Participants.

6.4    Special Awards. Subject to Section 4.1, up to 1,446,875 Shares may be issued in the form of Restricted Share Units to eligible Participants that the Administrator determined appropriate with immediate effect of being fully vested.

6.5    Forfeiture/Repurchase. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, upon the Initial Vesting Date, any unvested Restricted Share Units other than those based on time attribution shall be forfeited or repurchased in accordance with the Award Agreement; provided, however, the Administrator may (a) provide in any Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Share Units will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Share Units.

6.6	Additional Provisions Relating to Restricted Share Units.

(a)    Settlement. Upon the vesting of a Restricted Share Unit, the Participant shall be entitled to receive from the Company one Ordinary Share on the settlement date.

(b)    Voting Rights. A Participant shall have no voting rights with respect to any Restricted Share Units unless and until shares are delivered in settlement thereof.

(c)    Dividend Equivalents. To the extent provided by the Administrator, a grant of Restricted Share Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or Ordinary Shares and may be subject to the same restrictions on transfer and forfeitability as the Restricted Share Units with respect to which the Dividend Equivalents are paid, as determined by the Administrator.

ARTICLE VII.

OTHER SHARE-BASED AWARDS.

Other Share-Based Awards may be granted hereunder to Participants, including, without limitation, Awards entitling Participants to receive Ordinary Shares to be delivered in the future. Such Other Share- Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments and/or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share-Based Awards may be paid in Ordinary Shares, cash or other property, as the Administrator shall determine. Subject to the provisions of the Plan, the Administrator shall determine the terms and conditions of each Other Share-Based Award, including, without limitation, any purchase price, transfer restrictions, vesting conditions and other terms and conditions applicable thereto.

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ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN ORDINARY SHARES AND CERTAIN OTHER EVENTS.

8.1    Certain Transactions or Events. In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Ordinary Shares, other securities, or other property), reorganization, merger, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of assets of the Company, or sale or exchange of Ordinary Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Ordinary Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award, then the Administrator may, in such manner as it may deem equitable, adjust any or all of:

(a)    the number and kind of Ordinary Shares (or other securities or property) with respect to which Awards may be granted or awarded;

(b)    the number and kind of Ordinary Shares (or other securities or property) subject to outstanding Awards;

(c)    the grant or exercise price with respect to any Award; and

(d)    the terms and conditions of any Awards (including, without limitation, any applicable financial or other performance “targets” specified in an Award Agreement).

8.2    Miscellaneous. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Ordinary Shares subject to an Award or the grant or exercise price of any Award. The existence of the Plan, any Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including, without limitation, securities with rights superior to those of the Ordinary Shares or which are convertible into or exchangeable for the Ordinary Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS.

9.1    Transferability. Except as the Administrator may otherwise determine or provide in an Award Agreement or otherwise, in any case in accordance with Applicable Laws, Awards, including any interest therein, may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

9.2    Documentation. Each Award shall be evidenced in an Award Agreement, which may be in such form (written, electronic or otherwise) as the Administrator shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

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9.3    Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4    Lapse of Options and Restricted Share Unit.

(a)    Lapse for Death or Illness; if a Participant cease to be a Service Provider by reason of (i) the Participant’s death, or (ii) the Participant’s serious illness or injury which, in the opinion of the Board, renders the Participant concerned unfit to perform the duties of his or her employment or engagement and which in the normal course would render the Participant unfit to continue performing the duties under his or her contract provided such illness or injury is not self-inflicted or as a result of alcohol or drug abuse; then any unvested Option and Restricted Share Unit will immediately lapse and the Participant or his or her personal representatives (if appropriate) may exercise all his or her vest options within six (6) months after the event above-mentioned occurs.

(b)    Lapse on Termination for Cause; if a Participant cease to be a Service Provider by any of the following reason: (i) any act of grave misconduct or willful default or willful neglect in the discharge of duties of the Participant with the Company; (ii) without prejudice to the generality of (i) above, being proven to have carried out any fraudulent activity or have fraudulently failed to carry out any activity whether or not in connection with the affairs of the Company; (iii) being convicted of any offence; (iv) being proved to take advantages of such Participant’s position to make interest for him/herself or for others; (v) being proved to appropriate assets of the Company; (vi) serious violation or persistent breach of any terms of the employment agreement, the confidentiality and intellectual property rights assignment agreement, the non-compete and non-solicitation agreement, the anti-bribery agreement or any other agreements entered into by and between such Participant and any member of the Company; (vii) repeated drunkenness or use of illegal drugs or being addicted to gambling which adversely interferes with or is reasonably expected to adversely interfere with the performance of such Participant’s obligations and duties of employment or engagement; and (iii) any other conduct which, as the Administrator determines in good faith, would justify the termination of his or her Contract, then any unvested Option and Restricted Share Unit will immediately lapse and the Administrator may resolve the same to any vested Option and Restricted Share Unit in its sole discretion.

(c)    Lapse on Cessation for Other Reason; If a Participant ceases to be a Service Provider for any reason other than those set up in paragraph (a) or (b), then any unvested Option and Restricted Share Unit will immediately lapse and the Participant or his or her personal representatives (if appropriate) may exercise all his or her vested Options within 30 days after the cessation, or such longer period as the Administrator may otherwise determine.

9.5    Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Administrator for payment of, and authorize the Company (and/or the Company’s parent or subsidiary company employing or retaining the Participant), to the extent determined appropriate by the Administrator and permissible under Applicable Law, to withhold from the Participant’s wages or other cash compensation payable to the Participant by the Company (and/or the Company’s parent or subsidiary company employing or retaining the Participant), any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Administrator may otherwise determine, all such payments shall be made in cash, by wire transfer of immediately available funds or by certified check. Notwithstanding the foregoing, Participants may satisfy such tax obligations by (i) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, and (ii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including, without limitation, telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator. The Company may, to the extent permitted by Applicable Laws, deduct any such tax obligations based on applicable withholding rates from any payment of any kind otherwise due to a Participant.

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9.6    Amendment of Award. The Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement.

9.7    Conditions on Delivery of Shares. The Company will not be obligated to deliver any Ordinary Shares pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including, without limitation, any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy the requirements of any Applicable Laws. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is determined by the Administrator to be necessary to the lawful issuance and sale of any securities hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

9.8    Acceleration. The Administrator may at any time provide that any Award shall become vested and/or exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

ARTICLE X.

MISCELLANEOUS.

10.1    No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an applicable Award Agreement.

10.2    No Rights As Shareholder; Certificates. Subject to the provisions of the applicable Award Agreement, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any Ordinary Shares to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any Applicable Laws, the Company shall not be required to deliver to any Participant certificates evidencing Ordinary Shares issued in connection with any Award and instead such Ordinary Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or share plan administrator). The Company may place legends on share certificates issued under the Plan deemed necessary or appropriate by the Administrator in order to comply with Applicable Laws.

10.3    Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board.

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10.4    Amendment of Plan. At any time and from time to time, the Board may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with Applicable Laws or stock exchange rules, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, unless the Company decides to follow home country practice, and (b) unless the Company decides to follow home country practice, shareholder approval is required for any amendment to the Plan that (i) increases the number of Shares available under the Plan (other than any adjustment as provided by Article VIII), or (ii) permits the Committee to extend the term of the Plan or the exercise period for an Option beyond ten years from the date of grant.

10.5    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as an Administrator, director, officer, other employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be granted or delegated, against any cost or expense (including, without limitation, attorneys’ fees) or liability (including, without limitation, any sum paid in settlement of a claim with the Administrator’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

10.6    Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its subsidiaries and affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the Company or any of its subsidiaries and affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its subsidiaries and affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its subsidiaries and affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including, without limitation, any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Ordinary Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

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10.7    Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

10.8    Governing Documents. In the event of any contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and the Company or any Subsidiary of the Company that has been approved by the Administrator, the terms of the Plan shall govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan shall not apply.

10.9    Submission to Jurisdiction. By accepting an Award, each Participant irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of New York, for any action arising out of or relating to the Plan (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to the address contained in the records of the Company shall be effective service of process for any litigation brought against it in any such court. By accepting an Award, each Participant irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of Plan or Award hereunder in the courts of New York, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. By accepting an Award, each Participant irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the Plan or any Award hereunder.

10.10    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Cayman Islands.

10.11    Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan and all Awards granted hereunder shall be administered only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Laws, the Plan and all Award Agreements shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

ARTICLE XI.

DEFINITIONS. AS USED IN THE PLAN, THE FOLLOWING WORDS AND PHRASES SHALL

HAVE THE FOLLOWING MEANINGS:

11.1    “Adoption Date” means July 15, 2020.

11.2    “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.3    “Applicable Laws” means legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange or national market system, of any jurisdiction applicable to Awards granted to residents therein..

11.4    “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Shares, Restricted Share Units or Other Share-Based Awards.

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11.5    “Award Agreement” means a written agreement evidencing an Award, which agreements may be in electronic medium and shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with and subject to the terms and conditions of the Plan.

11.6    “Board” means the Board of Directors of the Company.

11.7    “Committee” means one or more committees or subcommittees of the Board or the Company, which may be comprised of one or more directors and/or executive officers of the Company, in either case, to the extent permitted in accordance with Applicable Laws.

11.8    “Company” means I-Mab (Cayman), an exempted company organized under the Laws of the Cayman Islands, or any successor thereto.

11.9    “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Service Recipient to render such services. For the avoidance of doubt, each member of the scientific advisory board of the Company is a Consultant.

11.10    “Director” means a member of the Board.

11.11    “Employee” means any person, including, without limitation, officers and Directors, employed by the Company or any parent or subsidiary of the Company.

11.12    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

11.13    “Fair Market Value” means, as of any date, the value of Share determined as follows:

(a)    If the Shares are listed on one or more established stock exchanges or national market systems, including without limitation, the New York Stock Exchange or the NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported on the website maintained by such exchange or market system or such other source as the Administrator deems reliable; or

(b)    In the absence of an established market for the Shares of the type described in (a) above, the Fair Market Value thereof shall be determined by the Administrator in good faith and in its discretion by reference to (i) the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement, (ii) other third party transactions involving the Shares and the development of the Company’s business operation and the general economic and market conditions since such transaction, (iii) an independent valuation of the Shares, or (iv) such other methodologies or information as the Administrator determines to be indicative of Fair Market Value.

11.14	“Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

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11.15	“Initial Vesting Date” means the first (1st) anniversary of the Adoption Date.

11.16	“Non-Qualified Share Options” means an Option that is not intended to be an Incentive Share Option.

11.17    “Option” means an option to purchase Ordinary Shares. An Option may be either an Incentive Stok Option or a Non-Qualified Share Option.

11.18	“Ordinary Shares” means the ordinary shares of the Company.

11.19    “Other Share-Based Awards” means other Awards of Ordinary Shares, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Ordinary Shares or other property.

11.20	“Participant” means a Service Provider who has been granted an Award under the Plan.

11.21    “Performance Conditions” means the criteria and objectives, as established by the Board, which shall be satisfied or met to measure the grant or exercisability of all or a portion of an Restricted Share Unit during the applicable period under this Plan. In the sole discretion of the Board, the Board may amend or adjust the Performance Conditions or other terms and conditions of an outstanding award in recognition of any adjustment events.

11.22    “Restricted Share Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Ordinary Share or an amount in cash or other consideration determined by the Administrator equal to the value thereof as of such payment date, which right may be subject to certain vesting conditions and other restrictions.

11.23    “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

11.24	“Service Provider” means an Employee, Consultant or Director.

11.25	“Termination of Service” means the date the Participant ceases to be a Service Provider.

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